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                                                                    EXHIBIT 11.2

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                           SPI PHARMACEUTICALS, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Computations of net income per share for the years ended December 31, 1991, 1992, and 1993 and for the first six months of 1993 and 1994 follow:

                                                                                 SIX MONTHS ENDED
                                                                                     JUNE 30,
                                                                                 -----------------
                                                   1991(1)   1992(1)   1993(1)   1993(1)    1994
                                                   -------   -------   -------   -------   -------
PRIMARY
Net income.......................................  $30,126   $34,503   $21,510   $ 6,827   $13,609
                                                   =======   =======   =======   =======   =======
Average common shares outstanding................   18,616    19,194    19,752    19,563    20,327
Dilutive common equivalent shares issuable upon
  the exercise of options currently outstanding
  to purchase common shares......................      764       654       405       435       488
                                                   -------   -------   -------   -------   -------
                                                    19,380    19,848    20,157    19,998    20,815
                                                   =======   =======   =======   =======   =======
Net income per share.............................  $  1.55   $  1.74   $  1.07   $   .34   $   .65
                                                   =======   =======   =======   =======   =======
FULLY DILUTED
Net income.......................................  $30,126   $34,503   $21,510   $ 6,827   $13,609
                                                   =======   =======   =======   =======   =======
Average common shares outstanding................   18,616    19,194    19,752    19,563    20,327
Dilutive common equivalent shares issuable upon
  the exercise of options currently outstanding
  to purchase common shares......................      764       654       405       435       488
                                                   -------   -------   -------   -------   -------
                                                    19,380    19,848    20,157    19,998    20,815
                                                   =======   =======   =======   =======   =======
Net income per share.............................  $  1.55   $  1.74   $  1.07   $   .34   $   .65
                                                   =======   =======   =======   =======   =======

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(1) In March and July 1991, SPI issued 10% and 15% stock distributions, respectively, which resulted in a 26% stock split. In January 1993, SPI issued a fourth quarter 1992 stock dividend of 2%. During 1993, SPI issued additional stock dividends which totaled 6%. In January and May 1994, SPI declared a first and second quarter 1994 stock dividend of 1.4% and 1.3%, respectively. All per share amounts have been restated to reflect these stock splits and dividends.